EXHIBIT 99.1

                                           Contact:
                                           Ed Dickinson
                                           Chief Financial Officer, 636/916-2150



FOR IMMEDIATE RELEASE

                LMI AEROSPACE ANNOUNCES SALE OF VERSAFORM CANADA
                       NASDAQ RECINDS NOTICE OF DELISTING

         ST. LOUIS - September 16, 2004 - LMI Aerospace, Inc. (Nasdaq: LMIA), a leading provider of assemblies, kits and detail sheet metal and machined components to the aerospace, defense and technology industries, announced today that it has sold its Versaform Canada division to a private group of investors. Terms of the sale were not disclosed. The sale of Versaform Canada resulted from LMI's previously announced strategy to sell certain non-core assets. Versaform Canada manufactures aerospace and architectural components and is located in British Columbia.

         The company also announced that it was notified by the Nasdaq Stock Market on September 15, 2004 that LMI has regained compliance for listing on the Nasdaq National Market. In June 2004 LMI's stock value fell below the threshold for listing on the Nasdaq National Market, and the company faced potential delisting.

         LMI's share price closed at $1.55 per share on September 15, 2004.

         LMI Aerospace, Inc. is a leading supplier of quality components to the aerospace and technology industries. The company operates eleven manufacturing facilities that fabricate, machine, finish and integrate formed, close tolerance aluminum and specialty alloy components for commercial, corporate, regional and military aircraft, laser equipment used in the semiconductor and medical industries, and for the commercial sheet metal industries.

         This press release includes forward-looking statements related to LMI Aerospace's outlook for 2004, which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result, among other things, of the factors detailed from time to time in LMI Aerospace's filing with the Securities and Exchange Commission, including those factors contained in the company's Annual Report on Form 10-K/A for the year ended December 31, 2003.
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